Exhibit 10.3

AMENDMENT NUMBER ONE

TO THE

WEST CORPORATION NONQUALIFIED DEFERRED COMPENSATION PLAN

WHEREAS, West Corporation, a Delaware corporation (the “Company”), maintains the West Corporation Nonqualified Deferred Compensation Plan, as amended and restated effective as of March 27, 2013 (the “Plan”);

WHEREAS, pursuant to Article VIII of the Plan, the Company has the authority to amend the Plan; and

WHEREAS, the Board has authorized an amendment of the Plan to provide participants in the Plan with the right to elect the form of notional investment for any dividend equivalent payments credited to each participant’s Deferral Account arising from the vested portion of a participant’s notional investment in the Company’s common stock, in accordance with the terms of this Amendment.

NOW, THEREFORE, BE IT RESOLVED, that the Plan hereby is amended, effective as of April 24, 2013, as follows:

1. Section 3.3 is hereby amended to add the following new paragraph at the end thereof:

“Notwithstanding any then-current or prior Investment Designation, each Participant may elect to direct the notional investment of the Dividend Equivalent arising from the vested portions of the notional investments in Common Stock to be notionally invested in Measurement Funds or Common Stock in accordance with this Section 3.3 and procedures established by the Company.”

2. Section 3.4 is hereby amended to add the following new subsection (c) at the end thereof

“(c) For purposes of the Plan, Earnings on Common Stock shall include cash dividends payable to holders of Common Stock (“Cash Dividends”), and each Participant’s Deferral Account that is deemed to be notionally invested in Common Stock as of the close of business on the applicable record date for a Cash Dividend shall be credited on the payment date for such Cash Dividend with an amount equal to the per share value of the Cash Dividend multiplied by the number of shares of Common Stock in which the Deferral Account is deemed to be notionally invested (the “Dividend Equivalent”); provided, however, that (i) the Dividend Equivalent shall be subject to the same payment and other Plan terms that apply to the shares of Common Stock to which the Dividend Equivalent relates; (ii) any Dividend Equivalent attributable to any unvested Employer Matching Contributions shall vest, if applicable, or be forfeited, if applicable, at the same time and on the same basis as the underlying Employer Matching Contribution; and (iii) unless otherwise directed pursuant to an investment election made available to Participants pursuant to Section 3.3, the Dividend Equivalent shall be notionally invested in additional shares of Common Stock. The Participant shall not be eligible for Employer Matching Contributions on any Dividend Equivalent notionally invested in Common Stock.”

***

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its duly authorized agent on this 24th day of April, 2013.

WEST CORPORATION

By:	/s/ Paul M. Mendlik
Name: Paul M. Mendlik
Title: Chief Financial Officer

2